UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 26, 2009

GENERAL MOTORS COMPANY

(Exact Name of Company as Specified in its Charter)

333-160471	DELAWARE	27-03832222
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On July 26, 2009 General Motors Company (“GM”) reached agreement with Delphi Corporation (“Delphi”), a key supplier to GM that is in Chapter 11 bankruptcy proceedings, to purchase certain facilities in the United States and Delphi’s global steering business. GM also agreed to provide a capital investment and back-up financing to a new company (“Acquisition Company”) which will acquire substantially all of Delphi’s remaining assets. Acquisition Company is to be formed by and among Elliot Associates, L.P. , Silver Point Capital Fund, L.P., Silver Point Capital Offshore Fund Ltd., (these entities collectively the “Investors”), and GM.

General Motors Corporation, which sold substantially all of its assets to GM on July 10, 2009, previously announced that it had entered into agreements for a similar transaction with Platinum Equity on June 1, 2009. However, on June 16, 2009, the U.S. Bankruptcy Court for the Southern District of New York entered an order directing Delphi to conduct an auction process to allow bids from other parties, including the lenders of Delphi’s debtor-in-possession (“DIP”) financing (“DIP Lenders”). GM fully supported the auction process, and upon its conclusion on July 27, the proposal from the DIP Lenders was deemed successful by Delphi. On July 30, 2009, the U.S. Bankruptcy Court approved Delphi’s Modified Plan of Reorganization (“Modified Plan”) based on the DIP Lenders’ proposal. In connection with the Modified Plan, GM has agreed to certain transactions described below.

On July 26, 2009, the parties entered into the Master Disposition Agreement among Delphi Corporation, GM Components Holdings, LLC, GM (solely with respect to certain provisions), DIP Holdco 3, LLC, and the Other Sellers and Other Buyers that are party thereto (the “MDA”). Under the MDA, GM agreed to acquire Delphi’s global steering business and its facilities in Kokomo, Indiana, Rochester, New York, Lockport, New York, and Grand Rapids, Michigan; Acquisition Company agreed to acquire substantially all of Delphi’s remaining assets, including its Troy, Michigan headquarters building. Certain excluded assets and liabilities will be retained by a Delphi entity to be sold or liquidated. The Delphi employees at each acquired facility will transfer to the company that acquires that facility. In connection with this acquisition, GM agreed to pay or assume approximately $600 million of Delphi obligations related to its senior DIP credit facility, including certain secured hedge transactions, approximately $300 million of Delphi obligations related to its junior DIP credit facility, and approximately $200 million of other Delphi obligations, including administrative claims. At the closing of the transactions contemplated by the MDA, GM will waive administrative claims expected to be approximately $550 million associated with its credit agreement with Delphi, and claims of approximately $1.6 billion associated with transferred pension costs for hourly employees.

In connection with the MDA, GM agreed to extend its existing liquidity agreement with Delphi through closing of the transactions, subject to certain conditions. Upon the consummation of the Modified Plan, GM will waive all amounts outstanding under the liquidity agreement.

In related agreements GM agreed to acquire, prior to the consummation of the transactions contemplated by the MDA, Class A Membership Interests in Acquisition Company for $1.75

billion of cash, with the Investors acquiring Class B Membership Interests for $209 million of cash. The Investors will also get an additional $146 million of Class B Membership Interests in return for contributing a contingent note receivable asset to Acquisition Company. GM and the Investors also agreed to establish (i) a secured delayed draw term loan facility for Acquisition Company, with GM committing to provide up to $500 million of loans and the Investors committing to provide up to $500 million of loans, and (ii) a $41 million note to be funded at closing by the Investors. The Investors’ commitment to the delayed draw term loan would be reduced by the amounts received by Acquisition Company in payment of the contingent note receivable contribution described above, up to a maximum reduction of $146 million. Finally, GM agreed to continue all existing Delphi supply agreements and purchase orders for North America to the end of the related product program, and Acquisition Company agreed to provide GM with certain rights designed to provide GM with protection of supply. The funding contemplated by the July 26 agreements is more favorable to GM than the funding proposed under the agreements with Platinum Equity announced in June.

In addition, Delphi’s U.S. hourly and salaried pension plans were resolved through an agreement with the Pension Benefit Guarantee Corporation (“PBGC”). The PBGC will assume responsibility for the plans, initiate action to become trustee, and pay pension benefits up to the limits set by law. Consistent with other union agreements it has assumed from General Motors Corporation, GM will honor the terms of the benefit guarantee provided to a limited groups of Delphi hourly employees and retirees. Further, the PBGC will receive a $70 million cash payment from GM, as well as a portion of future distributions to GM from Acquisition Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY
(Company)

July 30, 2009	By:	/s/ Nick S. Cyprus
(Date)		Nick S. Cyprus
Controller and Chief Accounting Officer